BUY-OUT AGREEMENT

This Buy-Out Agreement ("the Agreement") is entered into by and between Denmark Bancshares, Inc., Denmark State Bank and Mark Looker.

1. The Bank. For purposes of this Agreement and unless specifically stated otherwise, all references to "the Bank" include Denmark Bancshares, Inc., Denmark State Bank, Denmark Agricultural Credit Corporation, and Denmark Investments, Inc.

2. Resignation. Mr. Looker agrees that, effective November 29, 2008, the Bank will buy-out his employment and the rights arising out of his employment. He agrees that he will sign a reasonable letter(s) of resignation in which he resigns his employment and all other positions that he holds with the Bank, including, but not limited to, his positions as an officer and/or a member of the Boards of Directors of Denmark State Bank, Denmark Bancshares, Inc., and Denmark Investments, Inc. Mr. Looker's resignation from those positions will be effective on November 29, 2008.

3. Consideration. In exchange for the promises, representations and other consideration provided by Mr. Looker under this Agreement, the Bank will provide Mr. Looker with the following:

a. The Bank will pay to Mr. Looker the sum of $6,152.

b. The Bank will pay to Mr. Looker the additional sum of $2,000 which is equivalent to the meeting fees for the next four meetings of the Bancshares board of directors.

c. The Bank will pay to Mr. Looker the additional sum of $4,640 which roughly approximates a pro rata share of the employee profit sharing amount that Mr. Looker might have received had his employment with DSB continued through the end of the year.

d. Within ten days after the expiration of the revocation period described in paragraph 10 below, or on December 1, 2008, whichever date is later, and provided that Mr. Looker is still, at that time, an "eligible individual" within the meaning of 26 U.S.C. 223, the Bank will make a contribution to Mr. Looker's family Health Savings Account (DSB Acc. No. 6-106-320) in the amount of $5,700. If Mr. Looker is not an "eligible individual" at that time, then, instead of making that payment to Mr. Looker's Health Savings Account, the Bank will make such payment directly to Mr. Looker.

e. Provided that Mr. Looker is still an "eligible individual" within the meaning of 26 U.S.C. 223 on January 2, 2009, the Bank will, at that time, make an additional contribution to Mr. Looker's family Health Savings Account (DSB Acc. No. 6-106-320) in the amount of $6,900. If Mr. Looker is not an "eligible individual" at that time, then, instead of making that payment to Mr. Looker's Health Savings Account, the Bank will make such payment directly to Mr. Looker.

f. For the twelve month period immediately following the end of Mr. Looker's employment or until Mr. Looker finds alternative employment which provides him and his spouse with health insurance benefits, whichever comes first, the Bank will pay Mr. Looker a sum equal to the cost he will incur under COBRA to continue medical insurance coverage for him and his family under the Bank's employee medical insurance plan.

g. The Bank will pay reasonable costs incurred by Mr. Looker in his efforts to acquire a license from the State of Wisconsin to sell securities and/or give financial consulting advice. Specifically, the Bank will pay up to a total of $1,500 directly to the institution of Mr. Looker's choice for class tuition, exam taking fees and licensing fees that Mr. Looker incurs in the process of obtaining such a license.

The payments set forth in subparagraphs a., b., and c., above will be paid to Mr. Looker on or about January 2, 2009. To the extent required by law, such payments and the payments made under subparagraph f. above, will be subject to taxes and other withholdings. Furthermore, if it is determined that Mr. Looker is not an "eligible individual" as set forth in subparagraphs d. or e. above and if the payments made to Mr. Looker under either one or both of those subparagraphs is made directly to Mr. Looker rather than to his Health Savings Account, then those payments will also be subject to taxes and other withholdings. If payments under subparagraphs d. and/or e. are properly made to Mr. Looker's Health Savings Account, then, except as otherwise required by law, no sums will be withheld from such payments. Similarly, unless required by law, no withholdings will be taken from payments under subparagraph g.

To the extent that the Internal Revenue Service or any other taxing authority determines that the Bank has failed to properly withhold from any of the payments made to Mr. Looker under this Agreement, and to the extent that the Bank ultimately pays any such withholdings or associated interest or penalties, Mr. Looker agrees to indemnify the Bank and to reimburse the Bank for all such withholdings, interest and penalties, except to the extent that such withholdings represent the employer share of FICA and FUTA taxes.

4. Release of Claims - Mr. Looker. In exchange for the benefits listed above, Mr. Looker waives and releases the Bank and its owners, successors, assigns, subsidiaries, affiliated companies, agents, shareholders, employees, insurers, officers, and directors from any and all liability, damages, losses, and claims arising out of his relationship with the Bank, his employment with the Bank, and his separation from employment through the date of this Agreement. Such release includes any claims that those parties:

a. Violated any personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

b. Discriminated against Mr. Looker on the basis of his race, color, sex, national origin, ancestry, disability, religion, age, sexual orientation, marital status, parental status, source of income, or entitlement to benefits in violation of any local, state, or federal law, constitution, ordinance, or regulation, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans with Disabilities Act, the Family Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Wisconsin Fair Employment Act, or any amendments to those laws; and/or

c. Violated any public policy or common law (including claims for retaliatory discharge, negligent hiring, retention or supervision, misrepresentation, fraudulent inducement, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, and/or promissory estoppel).

Excluded from this release are any claims which cannot be waived by law, such as the right to file a charge with, or participate in an investigation conducted by, certain government agencies. However, Mr. Looker is waiving his right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on his behalf.

5. Release of Claims - the Bank. In exchange for Mr. Looker's release of claims set forth above, the Bank, its owners, successors, assigns, subsidiaries, affiliated companies, agents, shareholders, employees, insurers, officers and directors do hereby release Mr. Looker from any and all liability, damages, losses, and claims arising out of his relationship with the Bank. Excluded from this release is the indemnity/reimbursement provision in the final paragraph of paragraph 3., above, and any claims which cannot be waived by law (i.e. malfeasance).

6. Confidentiality. For the eighteen month period that follows the end of his employment with the Bank, Mr. Looker agrees that he will not, directly or indirectly, use any Confidential Information or disclose any Confidential Information to any third party, or permit access to Confidential Information by any third party without the prior written consent of the Bank. For purposes of this Agreement, the term "Confidential Information" is all non-public information that has economic or competitive value regarding the business, finance, customers, personnel and other operations of the Bank. Without limiting this definition, the following are examples of Confidential Information:

Marketing and Sales: Marketing data, marketing plans and strategies, customer lists, and terms and conditions of contracts with clients, outside customers, vendors or other parties.

Operations: Computer codes, security codes, information regarding security arrangements, information concerning alarm systems, keys and key codes, lock combinations, building access information, lists of vendors and suppliers, and vendor and supplier information.

Finance: Payroll and employee pay rates, benefits, bonuses or other compensation; shareholder distributions or stock values; retirement plan information; all financial reporting and general ledger information; all audit results; all tax information (income tax, sales tax, payroll tax, etc.); receivable/payable terms with vendors; cost accounting information; and all information regarding the general financial condition of the Bank.

Human Resources: Employee information (including home addresses, telephone numbers, and personal information), employment agreements (including arrangements for resignation/termination), new hire arrangements, staffing plans, layoff plans, disciplinary procedures, personnel files, medical information, employee 401(k) and pension account information, and investigations.

Executive: Management communications (including memos of managerial meetings), communications regarding or reflecting board meetings or decisions of the board, financial forecasts, business plans, competitive strategies, market analysis, consultants' reports, legal activities or matters, strategies on pending or threatened lawsuits, and related information.

Miscellaneous: Communications with consultants and attorneys, and information regarding internal investigations. Mr. Looker further agrees to keep the existence and terms of this Agreement confidential and not disclose them to any other person except for immediate family members and legal counsel, provided however, that, before he discloses any such information, he will inform any counsel or immediate family members about this confidentiality restriction and will require their consent to this provision.

Excluded from the definition of "Confidential Information" is information that is generally available to the public through no fault of Mr. Looker, information that Mr. Looker develops independently, or information that Mr. Looker obtains from a third party where that third party was not restricted in the disclosure of that information.

7. Trade Secrets. With regard to information defined as a "trade secret" by state or federal law, Mr. Looker agrees that he will not use or disclose any of the Bank's trade secrets for so long as such information qualifies as a trade secret under law. If Mr. Looker has any question regarding whether a particular piece of information is a trade secret, then he agrees that he will contact and consult with the Bank before he discloses that information.

8. Designated Bank Spokesmen. In order to avoid confusion, the Bank designates its counsel, Frederick Schmidt or Ross Townsend of Liebmann, Conway, Olejniczak & Jerry, S.C., to act as its spokesman for all issues arising out of the administration of this Agreement. (The current telephone number for Liebmann, Conway, Olejniczak & Jerry is 920-437-0476). The Bank may designate alternate or additional spokesmen in the future, and will notify Mr. Looker, in writing, of any change to its designated spokesmen under this Agreement. Mr. Looker understands and agrees that no one other than the Bank's designated spokesman has authority to speak on behalf of the Bank with regard to the administration of this Agreement.

9. Remedies. If Mr. Looker violates any provision of this Agreement, then, in addition to all other remedies available at law or in equity, the Bank will have the right to revoke this Agreement, immediately stop making payments and providing benefits, recover any payments or benefits already paid to Mr. Looker, and recover any other losses resulting from the breach, including reasonable legal fees incurred in enforcing the Agreement.

10. Time for Consideration of Agreement and for Revocation. Mr. Looker has twenty-one days in which to consider this Agreement. If he elects to accept this Agreement, he must sign the document and return it to:

Ross W. Townsend

Liebmann, Conway, Olejniczak & Jerry, S.C.

231 S. Adams St.

Green Bay, Wisconsin 54301

Mr. Looker may choose to sign this Agreement at any time prior to the expiration of the twenty-one day period. During the seven day period immediately after Mr. Looker signs this Agreement, he may change his mind and revoke the Agreement if he does so in a writing delivered to Mr. Townsend at the above address. That writing must be signed and postmarked no later than the seventh day after the date on which Mr. Looker signs the Agreement. This Agreement will not become effective or binding until seven days after Mr. Looker signs it.

11. Attorney. The Bank advises Mr. Looker to consult with an attorney before he signs this Agreement.

12. Miscellaneous.

a. Mr. Looker acknowledges that he is entering into this Agreement knowingly, voluntarily, and with full knowledge of its significance, and that he has not been coerced, threatened, or intimidated into signing this Agreement.

b. Mr. Looker understands that this Agreement is not an admission of any wrongdoing by the Bank, and that the Bank expressly denies that it has violated any law, statute, ordinance, regulation, or contract, or that it has otherwise engaged in any wrongful conduct or act. Similarly, the Bank understands that this Agreement is not an admission of any wrongdoing by the Mr. Looker, and Mr. Looker expressly denies that he has violated any law, statute, ordinance, regulation, or contract, or that he has otherwise engaged in any wrongful conduct or act.

c. The parties agree that this Agreement shall not be construed to render either party a "prevailing party" within the meaning of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Fair Labor Standards Act, the Wisconsin Fair Employment Act, the Employee Retirement Income Security Act of 1974 (ERISA), or under any other law, statute or ordinance. All parties are responsible for their own attorney's fees.

d. This Agreement supersedes any prior agreements or understandings between the Bank and Mr. Looker, and all prior contracts or agreements shall be void and unenforceable.

13. MR. LOOKER ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THIS AGREEMENT, THAT THE BANK HAS ADVISED HIM TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT, THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOOSING, AND THAT HE UNDERSTANDS THAT THIS AGREEMENT IS A FULL AND FINAL RELEASE OF ANY AND ALL CLAIMS THAT HE MAY HAVE AGAINST THE BANK, WHETHER THOSE CLAIMS ARE KNOWN TO HIM OR NOT.

IN WITNESS WHEREOF, the Bank and Mr. Looker have executed this Agreement.

DENMARK BANCSHARES, INC.

By: _________________________________________________________

Title: _______________________________________________________

Date: __________________

DENMARK STATE BANk

By: _________________________________________________________

Title: _______________________________________________________

Date: __________________

_______________________________________________________

MARK LOOKER

Date: _________________

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